Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Second Quarter Fiscal 2025 Results
ATLANTA, May 1, 2025 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and six months ended March 31, 2025.
"In our second quarter we made progress towards our Multi-Year Goals and surpassed our profitability expectations despite challenging macroeconomic conditions and declining consumer sentiment. Our growing community count, improved construction cycle times and stable gross margins allowed us to generate Adjusted EBITDA of $38.8 million, net income of $12.8 million and earnings per diluted share of $0.42," said Allan P. Merrill, the Company's Chairman and Chief Executive Officer. "We also repurchased approximately 905,000 shares of our common stock for $20.6 million."
Announcing changes to the Company's capital allocation strategy, Mr. Merrill said, "As a result of persistently weaker new home demand and the disparity between our current share price and book value, we are adjusting our capital allocation priorities to accommodate larger share repurchases and updating our Multi-Year Goals. Our Board of Directors has approved a new $100 million share repurchase authorization which we expect to execute over multiple years, while we continue to grow our community count, reduce our leverage ratio and increase book value per share."
Speaking to the Company's newly updated Multi-Year Goals, Mr. Merrill said, "We are adjusting the timeline for achieving our 'greater than 200' community count and 'low 30% range' deleveraging goals by one year, to fiscal year end 2027. This deferral will allow us to sustain annual community count growth and leverage ratio reductions, while preserving capital for share repurchases if our share price remains substantially below book value. In addition, we are adding a new Multi-Year Goal to achieve a double-digit compound annual growth in book value per share from the end of last fiscal year through fiscal 2027, reflecting our focus on creating shareholder value."
Commenting on the Company's longer-term outlook and differentiation strategy, Mr. Merrill said, "While current market conditions are challenging, constrained by affordability and weak consumer sentiment, we remain optimistic about the need for a growing number of new homes in the years ahead. Growth in the prime home buying demographic groups and a structural housing deficit in the markets we serve both underpin our confidence in new home demand. And, we are particularly enthusiastic about our differentiated positioning as America's #1 Energy-Efficient Homebuilder, having effectively accomplished our Zero Energy Ready goal with nearly 99% of our second fiscal quarter new home starts meeting this standard."
Beazer Homes Fiscal Second Quarter 2025 Highlights and Comparison to Fiscal Second Quarter 2024
•Net income from continuing operations was $12.8 million, or $0.42 per diluted share, compared to net income from continuing operations of $39.2 million, or $1.26 per diluted share, in fiscal second quarter 2024
•Adjusted EBITDA was $38.8 million, down 34.0%
•Homebuilding revenue was $556.0 million, up 3.2% on a 3.4% increase in home closings to 1,079, partially offset by a 0.1% decrease in average selling price (ASP) to $515.3 thousand
•Homebuilding gross margin was 15.1%, down 360 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 18.3%, down 340 basis points
•SG&A as a percentage of total revenue was 12.0%, up 50 basis points
•Net new orders were 1,098, down 15.5% on a 27.1% decrease in orders per community per month to 2.3, partially offset by a 15.9% increase in average community count to 163
•Active community count at period-end of 162, up 11.7%
•Backlog dollar value was $831.5 million, down 22.7% on a 25.4% decrease in backlog units to 1,526, partially offset by a 3.7% increase in ASP of homes in backlog to $544.9 thousand

•Land acquisition and land development spending was $197.0 million, down 0.4% from $197.8 million
•Repurchased $20.6 million of the Company's outstanding common stock through open market transactions
•Controlled lots of 28,290, up 5.2% from 26,887
•Unrestricted cash at quarter end was $85.1 million; total liquidity was $377.7 million
•Total debt to total capitalization ratio remained flat at 46.8% year-over-year. Net debt to net capitalization ratio was 44.8% at quarter end compared to 43.4% a year ago
The following provides additional details on the Company's performance during the fiscal second quarter 2025:
Profitability. Net income from continuing operations was $12.8 million, generating diluted earnings per share of $0.42. Second quarter adjusted EBITDA of $38.8 million was down $20.0 million, or 34.0%, largely due to lower operating margin, partially offset by higher revenues on higher closings.
Orders. Net new orders for the second quarter decreased to 1,098, down 15.5% from 1,299 in the prior year quarter, largely driven by a 27.1% decrease in sales pace to 2.3 orders per community per month from 3.1 in the prior year quarter, partially offset by a 15.9% increase in average community count to 163 from 140 a year ago. The cancellation rate for the quarter was 16.9%, up from 12.2% in the prior year quarter.
Backlog. The dollar value of homes in backlog as of March 31, 2025 was $831.5 million, representing 1,526 homes, compared to $1,075.1 million, representing 2,046 homes, at the same time last year. The ASP of homes in backlog was $544.9 thousand, up 3.7% versus the prior year quarter. The increase in backlog ASP was due to changes in product and community mix as well as price appreciation in certain communities.
Homebuilding Revenue. Second quarter homebuilding revenue was $556.0 million, up 3.2% year-over-year. The increase in homebuilding revenue was driven by a 3.4% increase in home closings to 1,079 homes, partially offset by a 0.1% decrease in ASP to $515.3 thousand. The increase in closings was largely due to the higher volume of spec homes that sold and closed within the current fiscal quarter and improved construction cycle times.
Homebuilding Gross Margin. Homebuilding gross margin was 15.1%, down 360 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 18.3% for the second quarter, down from 21.7% in the prior year quarter largely due to an increase in price concessions and closing cost incentives, an increased share of spec home closings which generally have lower margins than "to be built" homes, and changes in product and community mix.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 12.0% for the quarter, up 50 basis points year-over-year largely due to higher sales and marketing costs and other G&A expenses as the Company continues to grow and activate new communities.
Land Position. For the current fiscal quarter, land acquisition and land development spending was $197.0 million, down 0.4% year-over-year. Controlled lots increased 5.2% to 28,290, compared to 26,887 from the prior year quarter. Excluding land held for future development and land held for sale lots, active lots controlled were 27,514, up 4.9% year-over-year. As of March 31, 2025, the Company controlled 59.3% of its total active lots through option agreements compared to 51.6% as of March 31, 2024.
Liquidity. At the close of the second quarter, the Company had $377.7 million of available liquidity, including $85.1 million of unrestricted cash and $292.6 million of remaining capacity under the unsecured revolving credit facility, compared to total available liquidity of $432.9 million a year ago.
Senior Unsecured Revolving Credit Facility. During January 2025, the Company increased the available borrowing capacity under the senior unsecured revolving credit facility from $300.0 million to $365.0 million.
Share Repurchases. During the quarter, the Company repurchased $20.6 million of its outstanding common stock through open market transactions at an average price per share of $22.73. In April 2025, the Company's Board of Directors approved a new share repurchase program that authorizes the Company to repurchase up to $100.0 million of its outstanding common stock. This newly authorized program replaced the prior share repurchase program.

Commitment to Sustainability
Beazer Homes is ranked as America's #1 Energy-Efficient Homebuilder with a gross 2024 HERS score of 42, which was the lowest of the top 30 national homebuilders (per Builder Magazine’s list based on 2023 closings). The Company remains dedicated to continually enhancing the energy efficiency of its homes in support of its industry-first pledge that, by the end of calendar 2025, every new home the Company starts will be Zero Energy Ready, which means it will meet the requirements of the U.S. Department of Energy's (DOE) Zero Energy Ready Home program. Nearly 99% of the Company's fiscal second quarter new home starts were built to Zero Energy Ready standards, highlighting the Company's continued commitment to sustainable and energy-efficient building practices.
In February, Beazer Homes partnered with Green Builder Media to launch VISION House Las Vegas – an opportunity to spotlight the Company’s commitment to the DOE Zero Energy Ready homebuilding by showcasing three model homes during Design and Construction Week. All three models are Zero Energy Ready, provide healthier indoor living with better indoor air quality, and showcase advanced construction techniques in energy and water efficiency, solar and energy storage, while focusing on resiliency and cost effectiveness.
In March, Beazer Homes organized its first National Day of Service, engaging nearly all of its employees across 17 cities, along with partners and suppliers, to support local nonprofit organizations. The Company also announced the donation of more than $3 million to Fisher House Foundation, representing extensive fundraising efforts by Beazer Homes employees, generous contributions from its partners, and a 150% match by the Beazer Charity Foundation for all donations. Fisher House Foundation is a nonprofit that provides free housing for military service members, veterans, and their families during medical care.

Summary results for the three and six months ended March 31, 2025 are as follows:

	Three Months Ended March 31,
	2025	2024		Change*
New home orders, net of cancellations	1,098	1,299		(15.5)%
Cancellation rates	16.9%	12.2%	470	bps
Orders per community per month	2.3	3.1		(27.1)%
Average active community count	163	140		15.9%
Active community count at quarter-end	162	145		11.7%
Land acquisition and land development spending (in millions)	$197.0	$197.8		(0.4)%

Total home closings	1,079	1,044		3.4%
ASP from closings (in thousands)	$515.3	$515.9		(0.1)%
Homebuilding revenue (in millions)	$556.0	$538.6		3.2%
Homebuilding gross margin	15.1%	18.7%		(360) bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	15.2%	18.7%		(350) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	18.3%	21.7%		(340) bps
SG&A expenses as a percent of total revenue	12.0%	11.5%		50 bps
Income from continuing operations before income taxes (in millions)	$14.2	$45.9		(69.1)%
Expense from income taxes (in millions)	$1.4	$6.7		(79.4)%
Income from continuing operations, net of tax (in millions)	$12.8	$39.2		(67.4)%
Basic income per share from continuing operations	$0.42	$1.27		(66.9)%
Diluted income per share from continuing operations	$0.42	$1.26		(66.7)%

Net income (in millions)	$12.8	$39.2		(67.4)%
Adjusted EBITDA (in millions)	$38.8	$58.8		(34.0)%
LTM Adjusted EBITDA (in millions)	$208.5	$259.6		(19.7)%
Total debt to total capitalization ratio	46.8%	46.8%		0 bps
Net debt to net capitalization ratio	44.8%	43.4%		140 bps
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	Six Months Ended March 31,
	2025	2024		Change*
New home orders, net of cancellations	2,030	2,122		(4.3)%
Cancellation rates	16.7%	15.0%	170	bps
LTM orders per community per month	2.2	2.7		(18.5)%
Land acquisition and land development spending (in millions)	$408.3	$396.5		3.0%

Total home closings	1,986	1,787		11.1%
ASP from closings (in thousands)	$511.8	$514.6		(0.5)%
Homebuilding revenue (in millions)	$1,016.5	$919.6		10.5%
Homebuilding gross margin	15.2%	19.2%		(400) bps
Homebuilding gross margin, excluding I&A	15.2%	19.2%		(400) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	18.3%	22.2%		(390) bps
SG&A expenses as a percent of total revenue	12.9%	12.7%		20 bps
Income from continuing operations before income taxes (in millions)	$17.3	$68.8		(74.8)%
Expense from income taxes (in millions)	$1.4	$7.9		(82.0)%
Income from continuing operations, net of tax (in millions)	$15.9	$60.9		(73.9)%
Basic income per share from continuing operations	$0.53	$1.98		(73.2)%
Diluted income per share from continuing operations	$0.52	$1.96		(73.5)%

Net income (in millions)	$15.9	$60.9		(73.9)%
Adjusted EBITDA (in millions)	$61.9	$96.8		(36.1)%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	As of March 31,
	2025	2024	Change
Backlog units	1,526	2,046	(25.4)%
Dollar value of backlog (in millions)	$831.5	$1,075.1	(22.7)%
ASP in backlog (in thousands)	$544.9	$525.5	3.7%
Land and lots controlled	28,290	26,887	5.2%
Conference Call
The Company will hold a conference call on May 1, 2025 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the pass code "8571348." A replay of the conference call will be available, until 11:59 PM ET on May 15, 2025 at 800-685-6061 (for international callers, dial 203-369-3604) with pass code "3740."
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•macroeconomic uncertainty, including high levels of inflation, elevated interest rates, extreme stock market volatility, and historic changes in U.S. trade policy, negatively impacting consumer sentiment and softening demand for the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases to, and reduced availability of, mortgage financing due to, among other factors, additional actions by the Federal Reserve to address inflation;
•supply chain challenges (including as a result of U.S. trade policies and retaliatory responses from other countries) negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•our ability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive, and changes in U.S trade policy;
•decreased revenues;
•decreased land values underlying land option agreements;
•increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures;
•not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory;
•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•inefficient or ineffective allocation of capital, including with respect to planned share repurchases;
•changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the IRS's guidance regarding heightened qualification requirements for federal credits for building energy-efficient homes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters (such as the California wildfires in January 2025) or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•shortages of or increased costs for labor used in housing production, including as a result of federal or state legislation and/or enforcement, and the level of quality and craftsmanship provided by such labor;
•terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control;
•potential negative impacts of public health emergencies and lingering impacts of past pandemics;
•the potential recoverability of our deferred tax assets;
•a change in the current tax law including, but not limited to, an increase in corporate tax rates or the loss of or future unavailability of certain energy efficiency tax credits;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches, including cybersecurity incidents deploying evolving artificial intelligence tools and incidents impacting third-party service providers that we depend on to conduct our business;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our sustainability initiatives, including our ability to meet our goal that by the end of 2025 every home we start will be Zero Energy Ready, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Zero Energy Ready future.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
in thousands (except per share data)	2025	2024	2025	2024
Total revenue	$565,339	$541,540	$1,034,292	$928,358
Home construction and land sales expenses	478,813	439,687	875,688	748,775
Inventory impairments and abandonments	528	—	528	—
Gross profit	85,998	101,853	158,076	179,583
Commissions	18,783	18,285	34,896	31,531
General and administrative expenses	49,199	44,004	98,971	85,990
Depreciation and amortization	4,647	3,573	8,702	5,806
Operating income	13,369	35,991	15,507	56,256
Loss on extinguishment of debt, net	—	(424)	—	(437)
Other income, net	799	10,343	1,827	13,000
Income from continuing operations before income taxes	14,168	45,910	17,334	68,819
Expense from income taxes	1,390	6,739	1,426	7,920
Income from continuing operations	12,778	39,171	15,908	60,899
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income	$12,778	$39,171	$15,908	$60,899
Weighted-average number of shares:
Basic	30,119	30,769	30,274	30,681
Diluted	30,265	31,133	30,479	31,064
Basic income per share:
Continuing operations	$0.42	$1.27	$0.53	$1.98
Discontinued operations	—	—	—	—
Total	$0.42	$1.27	$0.53	$1.98
Diluted income per share:
Continuing operations	$0.42	$1.26	$0.52	$1.96
Discontinued operations	—	—	—	—
Total	$0.42	$1.26	$0.52	$1.96

	Three Months Ended		Six Months Ended
	March 31,		March 31,
Capitalized Interest in Inventory	2025	2024	2025	2024
Capitalized interest in inventory, beginning of period	$130,433	$119,596	$124,182	$112,580
Interest incurred	21,617	19,689	41,778	37,895
Capitalized interest amortized to home construction and land sales expenses	(17,758)	(16,071)	(31,668)	(27,261)
Capitalized interest in inventory, end of period	$134,292	$123,214	$134,292	$123,214

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	March 31, 2025	September 30, 2024
ASSETS
Cash and cash equivalents	$85,082	$203,907
Restricted cash	23,386	38,703
Accounts receivable (net of allowance of $284 and $284, respectively)	67,861	65,423
Owned inventory	2,233,407	2,040,640
Deferred tax assets, net	132,455	128,525
Property and equipment, net	42,987	38,628
Operating lease right-of-use assets	17,274	18,356
Goodwill	11,376	11,376
Other assets	40,917	45,969
Total assets	$2,654,745	$2,591,527
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$184,411	$164,389
Operating lease liabilities	18,725	19,778
Other liabilities	141,311	149,900
Total debt (net of debt issuance costs of $7,461 and $8,310, respectively)	1,082,231	1,025,349
Total liabilities	1,426,678	1,359,416
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 30,303,405 issued and outstanding and 31,047,510 issued and outstanding, respectively)	30	31
Paid-in capital	833,944	853,895
Retained earnings	394,093	378,185
Total stockholders’ equity	1,228,067	1,232,111
Total liabilities and stockholders’ equity	$2,654,745	$2,591,527

Inventory Breakdown
Homes under construction	$855,971	$754,705
Land under development	1,102,584	1,023,188
Land held for future development	19,489	19,879
Land held for sale	25,166	19,086
Capitalized interest	134,292	124,182
Model homes	95,905	99,600
Total owned inventory	$2,233,407	$2,040,640

BEAZER HOMES USA, INC.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
SELECTED OPERATING DATA	2025	2024	2025	2024
Closings:
West region	707	667	1,288	1,121
East region	230	215	431	351
Southeast region	142	162	267	315
Total closings	1,079	1,044	1,986	1,787

New orders, net of cancellations:
West region	665	860	1,254	1,393
East region	257	263	484	435
Southeast region	176	176	292	294
Total new orders, net	1,098	1,299	2,030	2,122

	As of March 31,
Backlog units:	2025	2024
West region	931	1,305
East region	368	407
Southeast region	227	334
Total backlog units	1,526	2,046
Aggregate dollar value of homes in backlog (in millions)	$831.5	$1,075.1
ASP in backlog (in thousands)	$544.9	$525.5

in thousands	Three Months Ended March 31,		Six Months Ended March 31,
SUPPLEMENTAL FINANCIAL DATA	2025	2024	2025	2024
Homebuilding revenue:
West region	$365,141	$344,864	$657,004	$579,273
East region	120,420	111,631	228,984	183,384
Southeast region	70,471	82,141	130,466	156,898
Total homebuilding revenue	$556,032	$538,636	$1,016,454	$919,555

Revenue:
Homebuilding	$556,032	$538,636	$1,016,454	$919,555
Land sales and other	9,307	2,904	17,838	8,803
Total revenue	$565,339	$541,540	$1,034,292	$928,358

Gross profit:
Homebuilding	$84,132	$100,774	$154,107	$176,717
Land sales and other	1,866	1,079	3,969	2,866
Total gross profit	$85,998	$101,853	$158,076	$179,583

Reconciliation of homebuilding gross profit and homebuilding gross margin (GAAP measures) to homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (non-GAAP measures) is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended March 31,				Six Months Ended March 31,
in thousands	2025		2024		2025		2024
Homebuilding gross profit/margin (GAAP)	$84,132	15.1%	$100,774	18.7%	$154,107	15.2%	$176,717	19.2%
Inventory impairments and abandonments (I&A)	528		—		528		—
Homebuilding gross profit/margin excluding I&A (Non-GAAP)	84,660	15.2%	100,774	18.7%	154,635	15.2%	176,717	19.2%
Interest amortized to cost of sales	17,226		16,071		31,136		27,261
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales (Non-GAAP)	$101,886	18.3%	$116,845	21.7%	$185,771	18.3%	$203,978	22.2%

Reconciliation of net income (GAAP measure) to Adjusted EBITDA (Non-GAAP measure) is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended March 31,		Six Months Ended March 31,		LTM Ended March 31,(a)
in thousands	2025	2024	2025	2024	2025	2024
Net income (GAAP)	$12,778	$39,171	$15,908	$60,899	$95,184	$160,472
Expense from income taxes	1,390	6,739	1,426	7,920	12,416	22,631
Interest amortized to home construction and land sales expenses and capitalized interest impaired	17,758	16,071	31,668	27,261	72,640	64,684
EBIT (Non-GAAP)	31,926	61,981	49,002	96,080	180,240	247,787
Depreciation and amortization	4,647	3,573	8,702	5,806	17,763	12,471
EBITDA (Non-GAAP)	36,573	65,554	57,704	101,886	198,003	260,258
Stock-based compensation expense	1,712	1,389	3,625	3,062	7,954	7,079
Loss on extinguishment of debt	—	424	—	437	—	468
Inventory impairments and abandonments(b)	528	—	528	—	2,524	340
Gain on sale of investment(c)	—	(8,591)	—	(8,591)	—	(8,591)
Adjusted EBITDA (Non-GAAP)	$38,813	$58,776	$61,857	$96,794	$208,481	$259,554
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."
(c) We previously held a minority interest in a technology company specializing in digital marketing for new home communities, which was sold during the quarter ended March 31, 2024. In exchange for the previously held investment, we received cash in escrow along with a minority partnership interest in the acquiring company, which was recorded within other assets in our condensed consolidated balance sheets. The resulting gain of $8.6 million from this transaction was recognized in other income, net on our condensed consolidated statement of operations. The Company believes excluding this one-time gain from Adjusted EBITDA provides a better reflection of the Company's performance as this item is not representative of our core operations.

Reconciliation of total debt to total capitalization ratio (GAAP measure) to net debt to net capitalization ratio (non-GAAP measure) is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

in thousands	As of March 31, 2025	As of March 31, 2024
Total debt (GAAP)	$1,082,231	$1,023,311
Stockholders' equity (GAAP)	1,228,067	1,161,577
Total capitalization (GAAP)	$2,310,298	$2,184,888
Total debt to total capitalization ratio (GAAP)	46.8%	46.8%

Total debt (GAAP)	$1,082,231	$1,023,311
Less: cash and cash equivalents (GAAP)	85,082	132,867
Net debt (Non-GAAP)	997,149	890,444
Stockholders' equity (GAAP)	1,228,067	1,161,577
Net capitalization (Non-GAAP)	$2,225,216	$2,052,021
Net debt to net capitalization ratio (Non-GAAP)	44.8%	43.4%